EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Flagstar Bancorp, Inc. and to the incorporation by reference therein of our report dated March 12, 2009, on our audits of the consolidated financial statements of Flagstar Bancorp, Inc. as of and for the year ended December 31, 2008 and internal control over financial reporting as of December 31, 2008, which is included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).
Southfield, Michigan
December 28, 2009